Exhibit 10.17

ESURANCE HOLDINGS, INC.

AMENDED AND RESTATED TOP HAT DEFERRED COMPENSATION PLAN

ARTICLE I

Purpose

SECTION 1.01.            Purpose.  The purpose of this Plan is to provide Key Employees with the ability to defer the receipt of certain types of Compensation.  The Plan is also intended to establish a method of attracting and retaining persons whose abilities, experience and judgment can contribute to the long-term strategic objectives of the Company.

SECTION 1.02.            Unfunded Plan.  The Company intends that the Plan be an unfunded non-qualified deferred compensation plan maintained primarily for the purpose of providing deferred benefits for a select group of management or highly compensated service providers of the Company and its subsidiaries.  The Company intends for the Plan to qualify as a “top hat” plan for purposes of ERISA.

SECTION 1.03.            Specified Employees.  As permitted by Treas. Reg. § 1.409A-1(i)(5), the Administrator shall treat all Participants in the Plan as “specified employees.”

SECTION 1.04.            Effective Date.   The amendment and restatement of this Plan is effective as of January 1, 2009.

ARTICLE II

Definitions

The following terms when used in this Plan have the designated meanings unless a different meaning is clearly required by the context.

SECTION 2.01.            “Account” means the records maintained on the books of the Company to reflect deferrals of Compensation by a Participant pursuant to Section 3.03.

SECTION 2.02.            “Administrator” means the person or committee designated by the Board as responsible for the day-to-day administration of the Plan.

SECTION 2.03.            “Affiliate” of any Person means any other Person controlled by, controlling or under common control with such Person.

SECTION 2.04.            “After-Tax” means, with respect to any amount, (i) such amount multiplied by (ii) 1 minus the highest marginal tax rate for corporations applicable under the Code.

SECTION 2.05.            “Average Deployed Capital” means, for any period, the average daily amount of capital invested in, loaned to, or guaranteed on behalf of (including reinsurance capital and sunk costs) the Esurance Segment by its Affiliates in such period, as determined by the Board.  Capital deployed by Affiliates in the Esurance Segment at December 31, 2006 was $449.6 million, consisting of $190.3 million of equity, $40.2 million of debt and accrued interest and $219.1 million of reinsurance capital.

SECTION 2.06.            “Beneficiary” means the person or persons designated pursuant to Article 5 to receive a benefit pursuant to Section 4.04(a) in the event of a Participant’s death before his benefit under this Plan has been paid.

SECTION 2.07.            “Board” means the Board of Directors of the Company.

SECTION 2.08.            “Cause” means (i) an act or omission by the Participant that constitutes a felony, (ii) willful gross negligence or willful gross misconduct by the Participant in connection with his employment by the Company or by a subsidiary which causes, or is likely to cause, material loss or damage or substantial public disgrace or disrepute to the Company, (iii) the commission of any other act or omission by the Participant involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries, or (iv) the Participant’s substantial and repeated failure to perform duties as reasonably directed by the Board or supervisor, as applicable.

SECTION 2.09.            “Change in Control” shall mean, with respect to any Participant, a Control Event occurring with respect to (i) the Controlled Group Entity for whom such Participant principally performs services at the time of such Control Event, (ii) the Controlled Group Entity that is liable for the payment of such Participant’s Account or (iii) any Controlled Group Entity that is either a Majority Equity Holder of any Controlled Group Entity described in clauses (i) or (ii) above or that is in a chain of entities that each are Majority Equity Holders of another entity in the chain, ending in a Controlled Group Entity described in clauses (i) or (ii), above.  For purposes hereof, a “Majority Equity Holder” is a Person owning more than 50% of the total fair market value and total voting power of the applicable Controlled Group Entity and to which the Company Group collectively represents at least 75% of such Person’s total revenues ( as determined in accordance with generally accepted accounting principles and reported in the controlled group securities and exchange commission filings (as determined in accordance with generally accepted accounting principles). Notwithstanding the foregoing, a Change in Control shall not be deemed to occur if such event would not be considered to be a “change in control event” within the meaning of Section 409A of the Code.

SECTION 2.10.            “Code” means the Internal Revenue Code of 1986, as amended.

SECTION 2.11.            “Company” means Esurance Holdings, Inc. and any successor thereto.

SECTION 2.12.            “Company Group” means the Company and its direct and indirect subsidiaries of which it owns more than 50% of the total fair market value and total voting power.

SECTION 2.13.            “Compensation” means, for any Plan Year, (i) cash amounts payable to Key Employees under the Esurance PUP or White Mountains LTIP in such

Plan Year, (ii) any appreciation on Account balances in this Plan; and (iii) any other cash payment or transfer of property that may be earned by Key Employees from services performed for the Controlled Group that is designated by the Board or the Administrator as “Compensation” under this Plan.

SECTION 2.14.            “Controlled Group Entity” means any entity within the Controlled Group.

SECTION 2.15.            “Controlled Group” means the Company and each entity that is treated with the Company as a single “service recipient” under Treas. Reg. § 1.409A-1(h)(3) except that “greater than 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Code Sections 1563(a)(1), (2), and (3).

SECTION 2.16.            “Control Event” shall occur with respect to a Controlled Group Entity if:

(a)  Any Person or Persons acting as a group (as defined in Treas. Reg. § 1.409A-3(i)(5)(v)(B), or any amended or successor regulations, for purposes of this Section 2.16), other than (x) a Controlled Group Entity, (y) an underwriter temporarily holding equity of a Controlled Group Entity in connection with a public issuance of such equity or (z) an employee benefit plan of the Controlled Group Entity (each, an “Exempt Person”) acquires ownership (except where such acquisition is not considered to cause a change in ownership under Treas. Reg. § 1.409A-3(i)(5)(v)) of equity securities of the Controlled Group Entity that, together with equity securities held by such Person or Persons prior to the acquisition, constitute more than 50% of the total fair market value of the outstanding equity securities of the Controlled Group Entity or the total voting power of the outstanding equity securities of the Controlled Group Entity; or

(b)    The Controlled Group Entity for which the Participant’s services are principally performed is disposed of from the Controlled Group pursuant to a sale, series of related sales or other disposition of all or substantially all of the business or business-related assets of such Controlled Group Entity during a 12-month period ending on the date of the last disposition transaction to the extent such occurrence would be considered to be a “change of control event” within the meaning of Section 409A of the Code.

(c)  Notwithstanding clause (a) above, a Control Event shall not be deemed to occur solely because any Person or Persons (the “Subject Person”) acquired more than 50% of the outstanding equity securities as a result of the acquisition of equity securities by a member of the Controlled Group which, by reducing the number of securities outstanding, increases the proportional number of equity securities held by the Subject Person; provided that if a Control Event would occur (but for the operation of this sentence) as a result of the acquisition of securities by a member of the Controlled Group, and after such acquisition by the member of the Controlled Group, the Subject Person becomes the owner of any additional equity securities that increases the percentage of the then outstanding equity securities owned by the Subject Person, then a Change in Control shall occur if such occurrence would be considered to be a “change in control event” within the meaning of Section 409A of the Code.

SECTION 2.17.            “Director” means any member of the Board.

SECTION 2.18.            “Economic Net Income” means, for any period, the After-Tax net income (after all compensation expenses) of the Esurance Segment for such period determined in accordance with GAAP, adjusted to (i) standardize investment returns at the ten-year treasury yield plus 100 basis points, and (ii) amortize policy acquisition expenses over the term of the policy and its expected renewals, in each case as determined by the Board.  As used in this definition, “compensation expenses” include (w) salaries and bonuses, (x) cash long term incentive plan awards, (y) appreciation on all deferred compensation balances regardless of investment choice and (z) all other compensation expenses.

SECTION 2.19.            “Economic Return” means, for any period, (i) Economic Net Income for such period, plus (ii) Franchise Value Added for such period.

SECTION 2.20.            “EDU Value” means (i) the value of an EDU as determined by the Board at the time of the deferral of Compensation, and (ii) thereafter as the Board determines periodic Net EROAC, the product of (A) EDU Value immediately prior to such Valuation Date, and (B) the sum of (x) one and (y) Net EROAC for the latest period.  For example, if the EDU Value at the time of deferral was $1,000, and if the next periodic Net EROAC determined equals 2.0%, then EDU Value would grow to $1,020.00.  If the next subsequent periodic Net EROAC was determined to equal -0.5%, then EDU Value be reduced to $1,014.90.   Net EROAC is intended as a measure of economic value added to (or subtracted from) the Esurance Segment during the relevant period.  At any time the Board may, and at least annually the Board will, assess the appropriateness of using Net EROAC in such capacity and, in its discretion, the Board may (x) amend the calculation of Net EROAC or any of its components, or (y) establish an entirely new criteria for determining future EDU Value.  These actions shall be deemed within the Board’s amendment authority under Section 6.12.

SECTION 2.21.            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

SECTION 2.22.            “Esurance Deferred Unit” or “EDU” means a phantom unit under this Plan with a value at any time equal to the EDU Value then in effect.

SECTION 2.23.            “Esurance PUP” means the Company’s 2005 Esurance Performance Unit Plan, as amended from time to time, and each successor plan thereafter, according to its terms.

SECTION 2.24.            “Esurance Segment” means the Company and its subsidiaries on a consolidated basis, together with the assets and liabilities of other direct or indirect subsidiaries of White Mountains Insurance Group, Ltd. which are maintained in support of the business of the Company and its subsidiaries (including, without limitation, quota shared business and reinsurance).

SECTION 2.25.            “Fiscal Year” means the calendar year.

SECTION 2.26.            “Franchise Value Added” means, for any period, the product, After-Tax, of (i) the Franchise Value Multiple in effect for such period, and (ii) the excess of the Esurance Segment’s direct written premium as of the last day in such period over direct written premium as of the first day in such period, as determined by the Board.

SECTION 2.27.            “Franchise Value Multiple” means, initially, 0.3, or such other number as is determined by the Board, in its sole discretion, in following any Reassessment Event

SECTION 2.28.            “Fund” means any investment fund selected by the Administrator in its sole discretion to be offered under the Plan.

SECTION 2.29.            “Key Employee” means any executive employee, or other overtime-exempt employee, of the Controlled Group who (a) is important to the ongoing business objectives of the Esurance Segment, (b) is a member of a select group of management or highly compensated employee, and (c) the Administrator, in his sole discretion, designates as eligible to participate in the Plan.

SECTION 2.30.            “Net EROAC” initially means, for any period, a fraction (which may be greater than or less than one), the numerator of which is the Economic Return for such period and the denominator of which is the Average Deployed Capital for such period.

SECTION 2.31.            “Market Price” on any day means (i) if Shares are listed on the New York Stock Exchange, the average of the high and low sales price, or, in case no such sale takes place on such day, the average of the last quoted closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if Shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which Shares are listed or admitted to trading or, if Shares are not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and the low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use, or, if on any such date Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by one or more professional market makers making a market in Shares and (ii) if Shares are not publicly held or so listed or publicly traded, the fully converted book value per Share as determined in good faith by the Board in accordance with United States generally accepted accounting principles.

SECTION 2.32.            “Participant” means a Key Employee who has an Account under this Plan to which Compensation stands credited.

SECTION 2.33.            “Payment Date” means, where applicable, the date designated by a Participant in accordance with Section 3.04 for the distribution of his or her Account.

SECTION 2.34.            “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

SECTION 2.35.            “Plan” means this “Esurance Holdings, Inc. Top Hat Deferred Compensation Plan” as amended from time to time in accordance with its terms.

SECTION 2.36.            “Plan Year” means the calendar year.

SECTION 2.37.            “Reassessment Event” means any event, transaction, fact or circumstance affecting the business of the Esurance Segment which the Board in its sole discretion and in believes justifies a change to the Franchise Value Multiple.

SECTION 2.38.            “Share(s)” means a common share(s) of the White Mountains Insurance Group, Ltd., par value $1.00.

SECTION 2.39.            “Termination of Service” means a Key Employee’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code) from the Controlled Group for any reason such that there is a reduction in the level of services (whether as an employee or independent contractor) to a level no more than 20% of the average level of services performed for the Controlled Group during the immediately preceding 36-month period (or the full period of service, if shorter than 36 months).  However, the employment relationship is treated as continuing while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the individual’s right to reemployment is provided either by statute or by contract.

SECTION 2.40.            “Valuation Date” means the last business day of each calendar year and the last day of any applicable valuation period that the Administrator uses to make a new determination of Account values.

SECTION 2.41.            “White Mountains LTIP” means the White Mountains Insurance Group, Ltd. Long-Term Incentive Plan, as amended from time to time according to its terms.

ARTICLE III

Eligibility and Deferrals

SECTION 3.01.            Eligibility.  Each Key Employee designated by the Board or Administrator as eligible to participate in the Plan shall be eligible to be a Participant hereunder.  The Board or the Administrator have the sole and complete discretion to determine which Key Employees are eligible to participate and no Key Employee shall have a right to be designated as a Participant.

SECTION 3.02.            Accounts.  The Administrator shall establish an Account for each eligible Key Employee who elects to defer Compensation pursuant to Section 3.03 or with respect to whom the Board otherwise determines to establish an account balance and the value determined pursuant to Section 3.05 shall be credited to such Account.

SECTION 3.03.            Deferral of Compensation; Permitted Investments.

(a)  LTIPs.  Eligible Key Employees who are participants in the Esurance PUP or White Mountains LTIP may elect to reduce the Compensation otherwise payable to them under such plans, to the extent permitted by the Company.  A deferral election shall be made in writing at such time and in such manner as the Administrator shall prescribe but must in any event be made in accordance with the rules set forth in Section 3.03 (c).

(b)  Other Permitted Deferrals.

(i)  If permitted by the Board under circumstances other than pursuant to Sections 3.03(a), an eligible Key Employee may elect to reduce other Compensation otherwise payable to him in respect of a Plan Year and to have such Compensation credited to his or her Account.

(ii)  In the event the Board determines to adjust the Franchise Value Multiple following any Reassessment Event, the amount equal to any increase in the annual investment gains that would be credited to a Participant’s Account resulting directly from the Board’s adjustment of the Franchise Value Multiple will be deemed additional Compensation to the Participant and automatically deferred to the Participant’s Account pursuant to Section 3.05 of the Plan.

(c)  Timing of Deferral Elections.  A deferral election shall be made in writing at such time and in such manner as the Administrator shall prescribe but must in any event be made before the applicable deadline for making such a deferral election pursuant to Section 409A of the Code.  Accordingly, deferral elections must be made no later than by one of the following times:

(i)  A deferral election with respect to Compensation earned by a Participant must be made prior to the first day of the Plan Year in which the services related to such Compensation will be rendered

(ii)  In the case of a Key Employee who is first eligible to participate in the Plan during a Plan Year, such Key Employee may elect within 30 days of becoming eligible to participate in the Plan to defer any unearned portion of his Compensation related to services to be performed after the date of such election, to the extent permitted under Treas. Reg. § 1.409A-2(a)(7).

(iii)  In the case of any Compensation that constitutes “performance-based compensation” within the meaning of Treas. Reg. § 1.409A-1(e), the Administrator may permit a Participant to make a deferral election, with respect to such Compensation, that does not become irrevocable until the date that is six months prior to the end of the applicable performance period, to the extent permitted under Treas. Reg. § 1.409A-2(a)(8).   In any event, at the time of the deferral election, in order for the election to be in compliance with Code Section 409A, (i) the Key Employee must perform services continuously for the period beginning on the later of the first day of the performance period or the date the performance criteria are established, and ending on the date of election with respect to the performance-based compensation and (ii) the election is not made after the amount of the performance-based compensation becomes reasonably ascertainable

Notwithstanding anything contained herein to the contrary, any election to defer Compensation that is not made in accordance with Section 409A(a)(4) of the Code shall be ineffective and void ab initio.

(d)  Applicability; No Revocation.  A deferral election shall apply only with respect to Compensation earned during the Plan Year (or performance period, as applicable) for which it is made and shall not continue in effect for Compensation earned during any subsequent Plan Year (or performance period, as applicable).  Such directions and elections, once executed and filed with the Administrator, cannot be revoked after the date specified by the Administrator or the date for a valid deferral election as required by Section 409A of the Code, whichever is earlier.

SECTION 3.04.            Payments.

(a)           Designation of Date.  Each deferral election given pursuant to Section 3.03(a) and (b) shall include the designation of a single Payment Date with respect to the Compensation deferred.  A designated Payment Date may only be the first day of a calendar quarter, subject to the limitation set forth in Section 3.04(b).

(b)  Limitation.  A Participant may designate an original Payment Date that is no sooner than the first anniversary of the date of such election and no later than the date which is three months after such Participant attains age 65.

(c)  Adjustment of Payment Date.  To the extent permitted by Section 409A of the Code, the Administrator may permit a Participant to irrevocably elect, no later than one year before the Payment Date initially designated pursuant to Section 3.04(a), to adjust such Payment Date to the first day of any subsequent calendar quarter; provided that the following conditions are met:

(i)            the redeferral election may not take effect until at least twelve (12) months after the date on which such redeferral election is made;

(ii)           the first payment with respect to which such redeferral election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made based on the prior deferral election; and

(iii)          the adjusted Payment Date is not later than the date which is three months after such Participant attains age 65.

Notwithstanding the foregoing, the Board or the Administrator may, in its/his sole discretion, permit certain Participants to change their deferral elections under the Plan without meeting the conditions set forth in Section 3.04(c) above, provided such deferred election changes comply with the transitional relief rules promulgated by the Treasury Department under Section 409A of the Code.

(d)           Method of Payments.  All amounts becoming payable to a Participant under this Plan on a specified Payment Date shall be paid in a single payment.

(e)           Irrevocability.  Except as set forth in Article IV, the designation of a Payment Date shall be irrevocable, it being understood that payment may actually be made on an earlier date as provided in Section 4.04 (Termination of Service), Section 4.05 (Withdrawal for Unforeseen Emergency Need) and Section 4.06 (Change in Control).

SECTION 3.05.            Value of Participants’ Accounts.  Compensation deferrals shall be allocated to each Participant’s Account on the first business day following the date such Compensation would otherwise be payable to such Participant if not deferred hereunder or, if applicable, the date on which Account balances are deemed created by the Board, and shall be deemed invested pursuant to this Section 3.05, as soon as practicable thereafter.

(a)           Crediting of Income, Gains and Losses.  In general, as of each Valuation Date, notational equivalents for income, gain and loss (determined as if the Account is deemed invested in the manner set forth below) attributable to the period following the immediately preceding Valuation Date shall be credited to and/or deducted from the Account.

(b)           Investment of Account Balance.  The Participant may select from various Funds made available hereunder from time to time in the Administrator’s discretion in which all or part of Participant’s Account shall be deemed to be invested, provided that:

(i)  With respect to all amounts deferred hereunder, each Participant shall make an investment designation on a form provided by the Administrator, which shall remain effective until another valid designation has been made by the Participant as provided herein.  If a Participant elects to invest Account balances in EDUs, such an election will be irrevocable and the amounts so invested (including appreciation thereon) must remain invested in EDUs until the date of distribution for such amounts as provided herein.  If a Participant elects to invest Account balances in Shares, such amounts (including appreciation thereon) can never be reinvested in EDUs.  In other cases with the Board’s consent, the Participant may amend his investment designation by giving written direction to the Administrator in accordance with procedures established by the Administrator.  A timely change to a Participant’s investment designation shall become effective on the date determined under the applicable procedures established by the Administrator.

(ii)  Any changes to the Funds to be made available to the Participant, and any limitation on the maximum or minimum percentages of the Participant’s Account that may be invested in any particular medium, shall be determined in the sole discretion of the Administrator and communicated from time to time to the Participant by the Administrator.

Initially, the only investment options offered under the Plan will be EDUs and Shares.  In the future, if other investment options are offered under the Plan, a Participant will not be permitted to notionally invest in Shares (x) any amounts deferred under the Plan that initially were deemed to be invested in an investment other than Shares or (y) amounts credited to Participant’s Account that are deemed to be transferred out of Shares into another investment alternative.  A Participant would, however, be able to defer future amounts of Compensation into deemed investment in Shares.

(c)           Default Provision.  Except as provided below, each Participant’s Account shall be deemed to be invested in accordance with his investment designations, provided such designations conform to the provisions of this Section.  Notwithstanding the above, the Board, in its sole discretion, may disregard a Participant’s election and determine that all Compensation deferrals shall be deemed to be invested in a Fund determined by the Board.  In the event that any Fund under which any portion of a Participant’s Account is deemed to be invested ceases to exist, such portion of the Account thereafter shall be deemed held in a Fund selected by such Participant or, in the absence of any instructions from such Participant, by the Board, subject to subsequent deemed investment elections.

(d)           Determinations of Account Value.  From time to time in its discretion or as otherwise required by this Plan (but not less than annually as of December 31), the Board shall determine Account values under the Plan in the manner prescribed in this Plan.  With respect to EDU-invested balances, the Board shall at such times make a determination of the Net EROAC for the applicable period ending on such Valuation Date and adjust EDU Value accordingly.  Net EROAC for calendar year 2005 shall be calculated as if the year commenced on July 1, 2005.  Determinations of Account values, Net EROAC and EDU Value by the Board are final and cannot be challenged by Participants.

(e)           Payment of Account Balances.

(i)  Distributions from the Plan which relate to Account balances invested in Shares shall be paid based on Account values determined as of the end of the month preceding the month of the Payment Date.

(ii)  Distributions of EDU-invested balances from the Plan which relate to designated Payment Dates shall be paid based on Account values as of the immediately preceding year-end Valuation Date.

(iii)  Subject to Section 3.05(f), distributions of EDU-invested balances from the Plan which occur within the first three months of any calendar year will be paid based on Account values as of the immediately preceding year-end Valuation Date.  The date of a distribution pursuant to Section 4.05 shall be considered the “event” for purposes of this paragraph.

(iv)  Distributions of EDU-invested balances which occur after the end of the third month in any calendar year and to which Sections 3.05(e)(ii) or (iii) do not apply (“Non-standard Distributions”), the Board will calculate a special Net EROAC for the period commencing with the immediately preceding annual Valuation Date through the last day of the quarter immediately preceding the date of Non-standard Distribution and update the value of such Participant’s Account accordingly for purposes of making such distribution.  Such special determinations will be unique to the Participant for whom they were made, and do not represent official Valuation Date calculations for any other Participant with EDU-invested balances or any other purpose.  For the avoidance of doubt, Account values for distributions made in compliance with Section 4.04(b) shall be determined in accordance with Section 3.05(e) in the ordinary course based on the actual date of distribution.

(v)  Distributions of amounts invested in investments other than Shares or EDUs, shall be paid based on Account values determined as of the day preceding the Payment Date.

(f)            Reassessment Event.  The Board may in its sole discretion determine from time to time that an event, transaction, fact or circumstance affecting the business of the Esurance Segment has occurred which validates the use of a higher or lower multiple in determining the “Franchise Value Added” component of Net EROAC.  The determination of the new Franchise Value Multiple and the manner in which Net EROAC will be adjusted to reflect such new Franchise Value Multiple will be in the Board’s sole discretion.

(g)           Statements.  The Company shall provide an annual statement to each Participant showing such information as the Board deems appropriate including, without limitation, the aggregate amount credited to such Participant’s Account as of a reasonably current date.

SECTION 3.06.            Limit on Account Balance.   The Administrator shall suspend a Participant from making new deferral elections for a subsequent Plan Year if the Administrator determines that the amount credited to a Participant’s Account under this Plan, together with the amounts credited to Participant’s other accounts under similar plans, would be reasonably likely to exceed $40,000,000 or such other number as may be designated by the Board.

ARTICLE IV

Payment of Benefits

SECTION 4.01.            Nonforfeitability.  A Participant’s right to the value of his Account shall be fully vested and nonforfeitable at all times.

SECTION 4.02.            Income; Payment Amount.  Any payment made pursuant to Sections 4.03, 4.04, 4.05 or 4.06 shall reflect the income, gains and losses credited to the applicable Account in the manner described in Section 3.05.

SECTION 4.03.            Time of Payment.  Except as provided in Sections 4.04, 4.05 and 4.06, the amount credited to the Account of each Participant shall become payable to the Participant within thirty days after the Payment Date.  The Company has the sole discretion to determine when, within such 30 day period, the payment will be made.

SECTION 4.04.            Termination of Service.  In the event of a Participant’s Termination of Service while amounts stand credited to his Account, such amounts shall be paid as provided in this Section 4.04.

(a)           Death of Participant.  If the Participant’s Termination of Service is on account of his death, his Account shall be paid to his Beneficiary as a single payment as soon as practicable, but not later than thirty days after the Participant’s death.

(b)           Other Termination.  If the Participant’s Termination of Service is for a reason other than death, his Account shall be paid to him as a single payment on the first business day following the date that is six months after the Termination of Service (the “Six Month Date”) or as soon as practicable thereafter, but in no event later than the end of the calendar year that includes the Six Month Date.

SECTION 4.05.            Withdrawal and/or Cancellation of Deferral Election for Unforeseeable Emergency Need.

(a)  Authorization.  To the extent consistent with Section 409A of the Code, the Board may permit a Participant who demonstrates an unforeseeable emergency need to (i) withdraw from the Plan an amount no greater than the amount determined by the Board to be reasonably necessary to satisfy such emergency need to the extent permitted under Section 409A(a)(2)(B)(ii) of the Code, and/or (ii) cancel a deferral election (with the effect of ceasing all subsequent deferrals of Compensation with respect to such election) to the extent permitted under Treas. Reg. §1-409A-3(j)(4)(viii).

(b)  Emergency Need.  For purposes of this Section 4.05, an unforeseeable emergency need is a severe financial hardship of a Participant resulting from (i) a sudden and unexpected illness of or accident to the Participant or the Participant’s spouse, Beneficiary or a dependent (as defined in Section 152(a) of the Code without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), (ii) a casualty loss to the Participant’s property or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control, in each case, only to the extent such event is considered to be an “unforeseeable emergency” under Section 409A(a)(2) of the Code.  A need is not an unforeseeable emergency need to the extent that it is or will be relieved by reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets insofar as such liquidation would not cause severe financial hardship, or by cessation of deferrals under the Plan.  The Board shall determine in its sole discretion whether and to what extent an unforeseeable emergency need exists.

(c)  Priority.               Prior to receiving any withdrawal from the Plan for a financial hardship, a Participant must first cancel any deferral elections if, in the Administrator’s sole discretion, the cessation of deferrals relating to such elections would contribute to the relief of the financial hardship.

SECTION 4.06.            Change in Control.  Unless otherwise elected by a Participant in accordance with procedures established by the Administrator, each Participant’s Account shall be distributed in full in a cash lump sum within 30 days of a Change in Control.

SECTION 4.07.            Source of Payment.  The Compensation deferred pursuant to this Plan (and the income, gains and losses credited thereon) shall be a general obligation of the Company.  The claim of a Participant or Beneficiary to a benefit shall at all times be merely the claim of an unsecured creditor of the Company.  No trust, security, escrow, or similar account need be established for the purpose of paying benefits hereunder.  The Company shall not be required to purchase, hold or dispose of any investments pursuant to this Plan; however, if in order to cover its obligations hereunder the Company elects to purchase any investments the same shall continue for all purposes to be a part of the general assets and property of the

Company, subject to the claims of its general creditors and no person other than the Company shall by virtue of the provisions of this Plan have any interest in such assets other than an interest as a general creditor.

SECTION 4.08.            Withholding.  All amounts credited to Participants’ Accounts pursuant to this Plan and all payments under the Plan shall be subject to any applicable withholding requirements imposed by any tax (including, without limitation, FICA) or other law.  If any of the taxes referred to above are due at the time of deferral, instead of at the time of payout, the Participant will be required to pay (by payroll deduction or check) to the Company the Participant’s share of any such taxes then due and payable.

SECTION 4.09.            Right of Offset.  Any amount payable pursuant to this Plan shall be reduced at the discretion of the Administrator consistent with the provisions of Treas. Reg. section 1.409A-3(j)(4)(xiii) (or any successor regulation thereto) to take account of any amount due, and not paid, by the Participant to the Company.

SECTION 4.10.            Payment Denomination.  Except as set forth in this Section 4.10 or as otherwise determined by the Administrator in its sole and absolute discretion, all distributions under the Plan (including all distributions made pursuant to Sections 4.03, 4.04, 4.05 and 4.06) may be made in whole or in part in (i) cash, (ii) subject to the consent of the White Mountains Insurance Group, Ltd. board of directors, Shares having a Market Price as of the trading day immediately preceding the date of such distribution equal to the value of such distribution, and/or (iii) if an entity representing the Esurance Segment has had a public offering and a regular and liquid public market for the common shares of such entity exists at the time of payment, in common shares of such public entity having a value as of the trading day immediately preceding the date of such distribution equal to the value of such distribution; provided that the first $1,000,000 (or such other amount as may be designated by the Administrator or the Board) distributed to a Participant (or his Beneficiary) in any Plan Year and all distributions made pursuant to Section 4.06 shall be made in cash.

SECTION 4.11.            Reassessment Event Look-Back Payment.  In the event a Reassessment Event occurs within the twelve months following a Participant’s Termination of Service due to a termination of the Participant’s employment or service by a company in the Controlled Group without Cause, the Company will make a payment to such Participant (subject to applicable tax withholding) in an amount which, in the Board’s determination, represents the additional amount (on a pre-tax basis) which such Participant would have received in respect of his or her Account if the Board’s adjustment to the Franchise Value Multiple in the manner applicable to all other Participants had been in effect at the time the original liquidation value of the Participant’s Account was determined, provided that any such payment hereunder shall be made no later than March 15th of the calendar year following the calendar year in which the Board makes such determination.  The Board shall have the sole discretion to determine when during such period of time before the March 15th date that payment will be made.

ARTICLE V

Beneficiaries

SECTION 5.01.            Beneficiary Designation.

(a)           Designation.  A Participant may from time to time designate, in the manner specified by the Administrator, a Beneficiary to receive payment pursuant to Section 4.04 in the event of his death.  Any Beneficiary designation must be in writing, signed by the Participant, on the form prescribed by the Administrator and delivered to the Administrator prior to the Participant’s death.

(b)           Absence of Beneficiary.  In the event that there is no properly designated Beneficiary living at the time of a Participant’s death, his benefit hereunder shall be paid to his estate.

SECTION 5.02.            Payment to Incompetent.  If any person entitled to benefits under this Plan shall be a minor or shall be physically or mentally incompetent in the judgment of the Administrator, such benefits may be paid in any one or more of the following ways, as the Administrator in his sole discretion shall determine:

(a)           to the legal representatives of such minor or incompetent person;

(b)           directly to such minor or incompetent person; or

(c)           to a parent or guardian of such minor or incompetent person, to the person with whom such minor or incompetent person resides, or to a custodian for such minor under the Uniform Gifts to Minors Act (or similar statute) of any jurisdiction.

Payment to any person in accordance with the foregoing provisions of this Section 5.02 shall to that extent discharge the Company, which shall not be required to see to the proper application of any such payment.

SECTION 5.03.            Doubt as to Right To Payment.

(a)  If any doubt exists as to the right of any person to any benefits under this Plan or the amount or time of payment of such benefits (including, without limitation, any case of doubt as to identity, or any case in which any notice has been received from any other person claiming any interest in amounts payable hereunder, or any case in which a claim from other persons may exist by reason of community property or similar laws), the Administrator may, in its discretion, direct that payment of such benefits be deferred in a manner consistent with Sec. 409A.

(b)  A payment is deemed to be made on the date scheduled under the Plan if: (i) the Participant (or Beneficiary, if applicable) accepts a portion of the payment that the Company is willing to make (unless such acceptance would result in a forfeiture or relinquishment), (ii) the service provider makes prompt and reasonable, good faith efforts to collect the amount, and (iii) any further payment is made no later than the end of the first taxable year of the Participant (or

Beneficiary, if applicable) in which the parties have entered into a legally binding settlement of the dispute.

SECTION 5.04.            Spendthrift Clause.  No benefit, distribution or payment under the Plan may be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process, unless required under a “qualified domestic relations order” as defined in Section 414(p) of the Code.

ARTICLE VI

Administration and Reservation of Rights

SECTION 6.01.            Powers of the Board.  The Board shall have the power and sole and absolute discretion to

(a)           determine all questions arising in law or fact in the interpretation and application of the Plan;

(b)           determine the person or persons to whom benefits under the Plan shall be paid;

(c)           decide any dispute arising hereunder;

(d)           correct defects, supply omissions and reconcile inconsistencies to the extent necessary to effectuate the Plan; and

(e)           have all such other powers as may be necessary to discharge its duties hereunder; provided that any determination involving a Participant who is a member of the Board shall be made by the other members of the Board.

SECTION 6.02.            Powers of the Administrator.  The Administrator shall have the power and sole and absolute discretion to

(a)           promulgate and enforce such rules, regulations and procedures as shall be proper for the efficient administration of the Plan;

(b)           determine all questions arising in the administration of the Plan;

(c)           compute the amount of benefits and other payments which shall be payable to any Participant in accordance with the provisions of the Plan;

(d)           make recommendations to the Board with respect to proposed amendments to the Plan;

(e)           advise the Board regarding the known future need for funds to be available for distribution;

(f)            file all reports with government agencies, Participants and other parties as may be required by law, whether such reports are initially the obligation of the Company or the Plan; and

(g)           have all such other powers as may be necessary to discharge its duties hereunder.

SECTION 6.03.            Claims Procedure.

(a)  Filing a Claim.  Each individual who claims to be eligible for benefits under this Plan (a “Claimant”) may submit a written claim for benefits (a “Claim”) to the Administrator or its delegate where the individual believes a benefit has not been provided under the Plan to such individual to which such individual is eligible.  A Claim must be set forth in writing on a form provided or otherwise approved by the Administrator or its delegate and must be submitted to the Administrator or its delegate no later than six (6) months after the date on which the Claimant or other individual claims to have been first entitled to such claimed benefit.

(b)  Review of Claim.  The Administrator or its delegate shall evaluate each properly filed Claim and notify the Claimant of the denial of the Claim (if applicable) within 90 days after the Administrator or its delegate receives the Claim, unless special circumstances require an extension of time for processing the Claim.  If an extension of time for processing the Claim is required, the Administrator or its delegate shall provide the Claimant with written notice of the extension before the expiration of the initial 90-day period, specifying the circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the Administrator or its delegate received the claim).

(c)  Notice of Claim Denial.  If a Claim is denied in whole or in part, the Administrator or its delegate shall provide the Claimant with a written notice setting forth (i) the specific reasons for the denial, (ii) references to pertinent Plan provisions upon which the denial is based, (iii) a description of any additional material or information needed and an explanation of why such material or information is necessary, and (iv) a description of the Plan’s review process and the time limits for such process, including a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination on review.

(d)  Review of Claim Denial.  If a Claim is denied, in whole or in part, the Claimant shall have the right to file a request for a review of the initial claim denial.  A Claimant will have 60 days following the receipt of notification of an adverse benefit determination within which to appeal the decision.  As part of the review process, the Claimant will have the following rights: (i) the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits, (ii) to be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (that is not privileged or protected) to the Claimant’s claim for benefits, and (iii) a review that takes into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(e)  Timing and Notice of Review of Claim Denial.  .  The Administrator or its delegate shall evaluate each properly filed Claim on review and notify the Claimant of the approval or denial of the Claim on review within 60 days after the Administrator or its delegate receives the Claim on review, unless special circumstances require an extension of time for

processing the Claim.   If an extension of time for processing the Claim on review is required, the Administrator or its delegate shall provide the Claimant with written notice of the extension before the expiration of the initial 60-day period, specifying the circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 120 days after the date on which the Administrator or its delegate received the claim on reivew).

If the claim on review is denied in whole or in part, the Administrator or its delegate shall provide the Claimant with written notice that sets forth the following: (i) the specific reason(s) for the denial on review, (ii) reference to the specific Plan provisions on which the benefit determination was made, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (that is not privileged or protected) to the Claimant’s claim on review, and (iv) a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures, and a statement of the Claimant’s right to bring an action under section 502(a) of ERISA.

(f)  Requirement to Exhaust Administrative Procedures.  No Claimant or other individual may file any claim for benefits or request a review of a denial of any claim unless such person follows the provisions and timeframes of this Section.  A Claimant or other individual shall not be entitled to bring any action in any court unless such person has exhausted such person’s rights under these procedures by timely submitting a Claim and requesting a review of a decision with respect to such Claim.

SECTION 6.04.            Determinations of the Administrator.  The determinations, interpretations, rules and decisions of the Administrator or its delegate shall be final, binding and conclusive on the Company and upon each participant, beneficiary and each other person or party interested or concerned.

SECTION 6.05.            Consent.  By electing to become a Participant, each Participant shall be deemed conclusively to (i) have accepted and consented to all terms of the Plan and all actions or decisions made by the Administrator or the Board with regard to the Plan and (ii) have agreed that the Company, the Administrator and the Board (and any person who is employed by, is a member of, or provides services to or on behalf of, any of the foregoing) shall not have any liability related to, or be responsible for any claim related to, the incurrence by the Participant of any tax, interest expense, loss of deferral benefit, or any other obligation, liability or damage, in each case, arising under or related to Section 409A of the Code.  This Section 6.04 shall apply to, and be binding upon, the Beneficiaries, distributees and personal representatives and other successors in interest of each Participant.

SECTION 6.06.            Agents and Expenses.  The Administrator or the Board may employ agents and provide for such clerical, legal, actuarial, accounting, medical, advisory or other services as it deems necessary to perform its duties under this Plan.  The cost of such services and all other expenses incurred by the Administrator or the Board in connection with the administration of the Plan shall be paid by the Company.

SECTION 6.07.            Allocation of Duties.  The duties, powers and responsibilities reserved to the Board may be allocated among its members so long as such allocation is pursuant to written procedures adopted by the Board, in which case no Board member shall have any liability, with respect to any duties, powers or responsibilities not allocated to him, for the acts or omissions of any other Board member.

SECTION 6.08.            Delegation of Duties.  The Administrator and the Board may delegate any of their respective duties to employees of the Company or its subsidiaries.

SECTION 6.09.            Actions Conclusive.  Any action on matters within the discretion of the Administrator or the Board shall be final, binding and conclusive.

SECTION 6.10.            Records and Reports.  The Administrator and the Board shall maintain adequate records of their respective actions and proceedings in administering this Plan and shall file all reports and take all other actions as are deemed appropriate in order to comply with any Federal or state law.  Without limiting the foregoing, upon request, the Administrator shall provide to the Board a list of the investment alternatives made available under the Plan, the aggregate amounts deemed invested under the Plan in each such alternative and such other information requested by the Board.

SECTION 6.11.            Liability and Indemnification.  The Administrator and the Board shall perform all duties required of them under this Plan in a prudent manner.  The Administrator and the Board shall not be responsible in any way for any action or omission of the Company, its subsidiaries or their employees in the performance of their duties and obligations as set forth in this Plan.  The Administrator and the Board also shall not be responsible for any act or omission of any of their respective agents provided that such agents were prudently chosen by the Administrator or the Board and that the Administrator or the Board relied in good faith upon the action of such agents.

SECTION 6.12.            Right to Amend or Terminate.  The Board may at any time amend the Plan in any respect, retroactively or otherwise, or terminate the Plan in whole or in part for any other reason to the extent permitted under Treas. Reg. § 1.409A-3(j)(4)(ix) (including, without limitation, following any Change in Control Event within the meaning of Section 409A of the Code).  However, except as permitted pursuant to the terms of this Plan, no such amendment or termination shall reduce the amount standing credited to any Participant’s Account as of the date of such amendment or termination.  Following a termination of the Plan, income, gains and losses shall continue to be credited to each Account in accordance with the provisions of this Plan until the time such Accounts are paid out.

SECTION 6.13.            Usage.  Whenever applicable, the masculine gender, when used in the Plan, includes the feminine gender, and the singular includes the plural.

SECTION 6.14.            Severability.  If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included therein.

SECTION 6.15.            Captions.  The captions in this document are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan and shall in no way affect the Plan or the construction of any provision thereof.

SECTION 6.16.            Right of Discharge Reserved.  Nothing contained in this Plan shall be construed as a guarantee or right of any Participant to be continued as a employee or consultant of the Company or its subsidiaries (or of a right of a Key Employee or Participant to any specific level of Compensation) or as a limitation of the right of the Company or its subsidiaries to terminate any Key Employee or Participant.

SECTION 6.17.            Governing Law and Construction.  The Plan is intended to constitute an unfunded, nonqualified deferred compensation arrangement.  Except to the extent preempted by Federal law, all rights under the Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.  No action shall be brought by or on behalf of any Participant or Beneficiary for or with respect to benefits due under this Plan unless the person bringing such action has timely exhausted the Plan’s claim review procedure.

SECTION 6.18.            Section 409A of the Code.  The Plan is intended to comply with the requirements of Section 409A of the Code and will be interpreted by the Board and the Administrator, each in their sole and absolute discretion, in a manner intended to comply with Section 409A of the Code.  Notwithstanding anything in the Plan to the contrary, the Administrator and the Board are hereby authorized to take such action as either determines necessary or appropriate to modify the provisions of this Plan to ensure that the Plan so complies.  In furtherance thereof, no payments may be accelerated under the Plan if such acceleration would cause amounts deferred under the Plan to become subject to (i) the gross income inclusion set forth within Code Section 409A(a)(1)(A) (the “Gross Income Inclusion”) or (ii) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (the “Interest and Additional Taxes” and together, with the Gross Income Inclusion referred to herein as the “Section 409A Penalties”).  All references in the Plan to Section 409A of the Code shall include any successor provision thereto and any guidance (whether in the form of notices, regulations or otherwise) promulgated thereunder.  Subject to Section 6.12, notwithstanding anything to the contrary contained herein, any provision of this Plan or any administrative procedure promulgated with respect to the Plan that is inconsistent with or violates Section 409A of the Code so as to cause amounts deferred under the Plan to become subject to Section 409A Penalties, such provision shall be automatically deemed reformed or stricken to the minimum extent necessary to comply with Section 409A of the Code and to preserve the intent hereof.  Notwithstanding anything herein to the contrary, if any payments due to a Participant hereunder could give rise to Section 409A Penalties, such payments or other benefits shall be deferred if the Board or the Administrator, each in their sole and absolute discretion, determines that deferral will make such payment compliant under Section 409A of the Code so as to avoid Section 409A Penalties with respect to the payment, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Board or the Administrator, each in their sole and absolute discretion, that does not cause application of Section 409A Penalties.  The Board and the Administrator shall implement the provisions of this Section 6.18 in good faith.

Adopted November , 2008

By:

Name: Gary C. Tolman

Title: Chief Executive Officer